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                                     [LETTERHEAD]

                                   October 21, 1999



PRIVATE AND CONFIDENTIAL
-------------------------

Leonard Green & Partners, L.P.
11111 Santa Monica Boulevard
Suite 2000
Los Angeles, CA 90025
Attention: Mr. John Danhakl

Ladies and Gentlemen:

     We understand that ID Recap, Inc., a Delaware corporation ("Newco") and currently a wholly-owned subsidiary of Green Equity Investors III, L.P. ("GEI III" and together with its limited partners and other affiliates, including Leonard Green & Partners, L.P. ("LGP, L.P."), "GEI"), will engage in a leveraged recapitalization transaction (the "Recapitalization") involving InterDent, Inc. ("InterDent" or the "Company"). You have advised us that the total cash proceeds required by you to consummate the Recapitalization will be $336.9 million, which will be financed with the proceeds of the following:
(i) proceeds from the issuance by the Company, for cash, of $160.0 million of senior subordinated debt securities (the "Securities") in a public offering or a Rule 144A private placement, and (ii) not less than $176.9 million in cash proceeds from an equity contribution by management of the Company, certain rollover institutional investors and GEI. You have further advised us that a senior revolving credit facility with an aggregate amount of up to $50.0 million with sublimits in amounts to be determined for letters of credit (the "Revolving Credit Facility") will be used to provide for the working capital requirements and other corporate purposes of the Company after consummation of the Recapitalization. You have asked Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") to act as lead underwriter or lead placement agent in connection with the sale of the Securities.

     Based on the information you have provided to us to date of the current market for securities comparable to the Securities, we are pleased to inform you that we are highly confident of our ability to sell the Securities, subject to the matters set forth in the following paragraph.

     Our ability to consummate the sale or placement of the Securities is subject to: (i) the terms and conditions of the Securities and all other debt and equity financing for the Recapitalization (including any debt to be assumed) and all related documentation being satisfactory in form and substance to DLJ;
(ii) the purchase price and other terms and conditions of the Recapitalization being substantially the same as represented to DLJ on the date of this letter;
(iii) the execution and delivery of documentation with respect to the Recapitalization and all related transactions in form and substance satisfactory to DLJ; (iv) the absence of any material adverse change in the business, condition (financial or otherwise), results of operations, assets, liabilities, prospects or projections of

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Mr. John Danhakl
Leonard Green & Partners, L.P.
Page 2                                                         October 21, 1999


the Company; (v) the receipt of all necessary governmental, regulatory and third party approvals and consents in connection with the Recapitalization;
(vi) the execution and delivery of documentation with respect to the Securities and the offering and sale thereof (including, but not limited to, the underwriting agreement, purchase agreement or placement agreement) that is satisfactory in form and substance to DLJ; (vii) the availability of audited and unaudited historical financial statements of the Company (including pro forma financial statements) meeting the requirements of Regulation S-X for Form S-1 registration statements that are satisfactory in form and substance to DLJ; (viii) the completion of business, financial, tax, legal, accounting and environmental due diligence investigations with the results thereof being satisfactory to DLJ in all material respects; (ix) at the time of such contemplated issuance, satisfactory market conditions, in our judgement, for new issuances of high yield debt securities in general and of issues comparable to that contemplated hereby in particular and in the securities markets in general; and (x) our having reasonable time to market the Securities with the assistance of management of the Company, based on our experience in comparable transactions sold in comparable markets. Although subsequent developments may affect our views in this letter, we do not have any obligation to inform you of any change in our views or to withdraw or reaffirm this letter.

     This letter shall be treated as confidential and is being provided to LGP, L.P. solely in connection with the Recapitalization and may not be used, circulated, quoted or otherwise referred to in any document, except with DLJ's prior written consent. Notwithstanding the foregoing, this letter may be shown to the Company provided that the Company agrees to treat the letter as confidential and DLJ shall not have any liability to the Company in connection with this letter. Please note that this letter is not a commitment to purchase or place the Securities or any other securities of the Company.

     DLJ has been the number one ranked investment bank of lead managed high yield offerings since 1993 and the number one ranked investment bank for the past eighteen months in lead managed high yield offerings for healthcare services companies. We look forward to working with you toward the successful completion of the proposed financing.


                                             Sincerely,

                                             /s/ Warren Woo
                                             -----------------------
                                             Warren Woo
                                             Managing Director